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FOR IMMEDIATE RELEASE

Contacts:

At Hall, Kinion & Associates, Inc.
Investor Contact:
Martin Kropelnicki
Vice President & CFO
(415) 925-8700


               HALL KINION ANNOUNCES PRELIMINARY FINANCIAL RESULTS
                             FOR FOURTH QUARTER 2001

San Jose, CA - Dec. 20, 2001 -- Hall, Kinion & Associates, Inc. (NASDAQ: HAKI), The Talent Source for the Internet Economy(R), announced today preliminary financial results for the fourth quarter ending Dec. 30, 2001.

Based on preliminary estimates, Hall Kinion expects total revenues to be in the range of $27 to $30 million and expects an earnings loss of $0.28 to $0.30 per share, excluding any one-time adjustment. These estimated financial results are a result of the continuing economic recession and its impact on the company's permanent placement and contract staffing business.

"These fourth quarter estimates are a direct result of the economic recession's impact on our business," stated Brenda Rhodes, CEO of Hall Kinion. "We continue to focus on improving productivity and right-sizing our business to work through the recession and to be positioned when the market recovers. In addition, we are developing new revenue opportunities and although we've seen progress in our diversification efforts, the gains have not yet offset the losses from the technology sector."

Final results for the fourth quarter and further details on the company's expectations for 2002 will be provided in the conference call scheduled for February 5, 2002.

About Hall Kinion

Hall Kinion, The Talent Source for the Internet Economy(R), provides specialized technology professionals on a contract and permanent basis to Internet companies; software and hardware vendors; Fortune 1000 companies with strong intranet and extranet initiatives; and E-commerce/Web-design firms. The company specializes in

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Hall, Kinion & Associates, Inc.
Dec. 20, 2001/Page 2


filling cutting-edge technology positions at R&D departments of technology leaders and innovative start-ups. Hall Kinion currently operates 30 offices in 20 major technology centers in the United States, and abroad. Hall Kinion serves the Silicon Valleys of the world.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding Hall Kinion's expectations, beliefs, hopes, intentions, models or strategies regarding the future. All forward-looking statements included in this release are based upon information available to Hall Kinion as of the date thereof, and Hall Kinion assumes no obligation to update any such forward-looking statement. Actual results could differ materially from Hall Kinion's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the rate of hiring and productivity of sales and sales support personnel; the availability of qualified IT professionals; changes in the relative mix between contract services and permanent placement services; changes in the pricing of Hall Kinion's services; the timing and rate of entrance into new geographic markets and the addition of offices; the structure and timing of acquisitions, changes in demand for IT professionals; changes in the economic outlook for the high technology industry and general economic factors. Please refer to the discussion of risk factors and other factors included in Hall Kinion's Report on Form 10-K for the year ended December 31, 2000 and other filings made with the Securities & Exchange Commission.

   Hall Kinion's World Wide Web site is located at http://www.hallkinion.com.